Exhibit 99.1

Computer Programs and Systems, Inc. Announces Third Quarter Results; Company Declares Regular Quarterly Dividend of $0.12 Per Share

     MOBILE, Ala.--(BUSINESS WIRE)--Oct. 21, 2004--(NASDAQ/NM:CPSI):

Highlights:

--   Third quarter net income increased 42.8%;
--   Signed 14 new system installation contracts;
--   Recorded positive free cash flow of $2.9 million (excluding dividend); and
--   Declared regular quarterly dividend of $0.12 per share.

     Computer Programs and Systems, Inc. (NASDAQ/NM:CPSI), a leading provider of healthcare information solutions, today announced results for the third quarter and nine months ended September 30, 2004.
     The Company also announced that its Board of Directors has declared a regular quarterly cash dividend of $0.12 (twelve cents) per share, payable November 26, 2004, to shareholders of record as of the close of business on November 5, 2004.
     David Dye, chief executive officer and president of CPSI, stated, "Our financial performance continues to steadily improve. In particular, we are pleased that as a result of new business office outsourcing clients, our recurring revenues increased seven percent over the most recent quarter. Additionally, our free cash flow remains strong, reaching $2.9 million for the quarter and $6.9 million for the year."
     Total revenues for the third quarter ended September 30, 2004, increased 7.9% to $21.1 million compared with total revenues of $19.6 million for the prior year period. Net income for the quarter ended September 30, 2004, increased 42.8% to $2.1 million, or $0.20 per diluted share, compared with $1.5 million, or $0.14 per diluted share, for the quarter ended September 30, 2003. Cash provided from operations for the third quarter was $3.3 million compared with $3.0 million for the same period last year.
     Total revenues for the nine months ended September 30, 2004, decreased 2.0% to $58.4 million compared with total revenues of $59.6 million for the prior year period. Net income for the nine months ended September 30, 2004, decreased 24.0% to $4.3 million, or $0.41 per diluted share, compared with $5.6 million, or $0.54 per diluted share, for the same nine months period in 2003. Cash provided from operations for the nine months ended September 30, 2004, was $8.0 million compared with $7.2 million for the same period last year.
     For the fourth quarter of 2004, the Company anticipates total revenues of $22.0 to $23.0 million and net income of approximately $2.4 to $2.6 million, or $0.23 to $0.25 per diluted share. CPSI's 12-month backlog as of September 30, 2004, was $67.1 million, consisting of $17.4 million in non-recurring system purchases and $49.7 million in recurring payments for support, outsourcing, ASP and ISP contracts.
     Mr. Dye continued, "In the third quarter, we executed system sales contracts with 14 new client hospitals. The average contract size was down 22% over the previous quarter; however, the 14 contracts represent the highest number of new sales contracts signed in one quarter in over a year."
     In closing, Mr. Dye added, "As our guidance suggests, we are anticipating record revenues and earnings for the fourth quarter. We continue to see increasing demand for our products and services among community hospitals, particularly as more facilities realize the benefits of providing their caregivers with an electronic medical record as a byproduct of an integrated information system."
     A listen-only simulcast and replay of CPSI's third quarter conference call will be available on-line at www.cpsinet.com and www.fulldisclosure.com on October 22, 2004, beginning at 9:00 a.m. Eastern Time.

     About Computer Programs and Systems, Inc.

     CPSI is a leading provider of healthcare information solutions for community hospitals with over 500 client hospitals in 45 states. Founded in 1979, the Company is a single-source vendor providing comprehensive software and hardware products, complemented by complete installation services and extensive support. Its fully integrated, enterprise-wide system automates clinical and financial data management in each of the primary functional areas of a hospital. CPSI's staff of over 650 technical, healthcare and medical professionals provides system implementation and continuing support services as part of a comprehensive program designed to respond to clients' information needs in a constantly changing healthcare environment. For more information, visit www.cpsinet.com.

     This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified generally by the use of forward-looking terminology and words such as "expects," "anticipates," "estimates," "believes," "predicts," "intends," "plans," "potential," "may," "continue," "should," "will" and words of comparable meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and future financial results are forward-looking statements. We caution investors that any such forward-looking statements are only predictions and are not guarantees of future performance. Certain risks, uncertainties and other factors may cause actual results to differ materially from those projected in the forward-looking statements. Such factors may include: overall business and economic conditions affecting the healthcare industry; saturation of our target market and hospital consolidations; changes in customer purchasing priorities and demand for information technology systems; competition with companies that have greater financial, technical and marketing resources than we have; failure to develop new technology and products in response to market demands; fluctuations in quarterly financial performance due to, among other factors, timing of customer installations; failure of our products to function properly resulting in claims for medical losses; government regulation of our products and customers; interruptions in our power supply and/or telecommunications capabilities and other risk factors described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our Annual Report on Form 10-K. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release.

                  COMPUTER PROGRAMS AND SYSTEMS, INC.
             Unaudited Condensed Statements of Operations
                 (in thousands, except per share data)

                                  Three Months Ended Nine Months Ended
                                     September 30,    September 30,
                                   ----------------  ----------------
                                    2004     2003      2004     2003
                                   -------  -------  -------  -------
Sales revenues:
 System sales                       $9,055   $9,082  $23,845  $28,822
 Support and maintenance             9,454    8,718   28,018   25,467
 Outsourcing                         2,623    1,791    6,495    5,285
                                   -------  -------  -------  -------
   Total sales revenues             21,132   19,591   58,358   59,574

Cost of sales:
 System sales                        7,048    7,171   19,627   20,804
 Support and maintenance             4,180    4,010   12,438   11,939
 Outsourcing                         1,482    1,091    3,833    3,155
                                   -------  -------  -------  -------
   Total cost of sales              12,710   12,272   35,898   35,898
                                   -------  -------  -------  -------
   Gross profit                      8,422    7,319   22,460   23,676

Operating expenses:
 Sales and marketing                 1,405    1,480    4,134    4,516
 General and administrative          3,680    3,561   11,497   10,349
                                   -------  -------  -------  -------
   Total operating expenses          5,085    5,041   15,631   14,865
                                   -------  -------  -------  -------

   Operating income                  3,337    2,278    6,829    8,811
Interest income, net                    62       60      181      153
Other                                   50        3      128       60
                                   -------  -------  -------  -------
   Income before taxes               3,449    2,341    7,138    9,024
Provision for income taxes           1,363      880    2,848    3,380
                                   -------  -------  -------  -------
   Net income                       $2,086   $1,461   $4,290   $5,644
                                   =======  =======  =======  =======

Basic earnings per share             $0.20    $0.14    $0.41    $0.54
                                   =======  =======  =======  =======
Diluted earnings per share           $0.20    $0.14    $0.41    $0.54
                                   =======  =======  =======  =======

Weighted average
 shares outstanding:
  Basic                             10,490   10,488   10,490   10,488
  Diluted                           10,533   10,525   10,531   10,546



                  COMPUTER PROGRAMS AND SYSTEMS, INC.
                  Unaudited Condensed Balance Sheets
                            (in thousands)

                                                    Sept. 30, Dec. 31,
                                                      2004      2003
                                                     -------  -------

                                ASSETS
Current assets:
 Cash and cash equivalents                           $12,618   $9,473
 Accounts receivable, net of
  allowance for doubtful accounts
  of $1,243 and $904 respectively                     11,180   11,917
 Financing receivables,
  current portion                                      1,169    1,113
 Inventory                                             1,365    1,102
 Deferred tax assets                                   1,341    1,039
 Prepaid expenses                                        548      364
 Prepaid income taxes                                   --        120
                                                     -------  -------
   Total current assets                               28,221   25,128

Financing receivables, long-term                         652      794
Property and equipment                                 9,996    9,909
Accumulated depreciation                              (4,764)  (4,561)
                                                     -------  -------

   Total assets                                      $34,105  $31,270
                                                     =======  =======

                 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Accounts payable                                       $830   $1,126
 Deferred revenue                                      1,784    1,634
 Accrued vacation                                      1,705    1,562
 Other accrued liabilities                             2,374    1,130
 Income taxes payable                                    616     --
                                                     -------  -------
   Total current liabilities                           7,309    5,452

Deferred tax liabilities                                 490       66

Stockholders' equity:
 Common stock, par value $0.001
  per share, 30,000,000 shares
  authorized, 10,489,849 shares
  issued and outstanding                                  10       10
 Additional paid-in capital                           17,292   17,290
 Deferred compensation                                  (136)    (174)
 Retained earnings                                     9,140    8,626
                                                     -------  -------
   Total stockholders' equity                         26,306   25,752
                                                     -------  -------

   Total liabilities and
    stockholders' equity                             $34,105  $31,270
                                                     =======  =======



                  COMPUTER PROGRAMS AND SYSTEMS, INC.
                    Other Supplemental Information
                            (In thousands)

The following table summarizes free cash flow for the Company:

                                                     Three     Nine
                                                     Months   Months
                                                     Ended    Ended
                                                   Sept. 30, Sept. 30,
                                                     2004      2004
                                                    -------  -------
Net cash provided by operating activities            $3,337   $7,985
Purchases of property and equipment                    (432) (1,063)
                                                    -------  -------

Free cash flow                                       $2,905   $6,922
                                                    =======  =======

Free cash flow is a non-GAAP financial measure which CPSI defines as net cash provided by operating activities less capital expenditures. The most directly comparable GAAP financial measure is net cash provided by operating activities. The Company believes free cash flow is a useful measure of performance and uses this measure as an indication of the strength of the Company and its ability to generate cash.

    CONTACT: Computer Programs and Systems, Inc., Mobile
             M. Stephen Walker, 251-639-8100
             www.cpsinet.com